CUTLER & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Green Meadows Products, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated September 24, 2014 on the balance sheet of Green Meadows Products, Inc. as of June 30, 2014 and 2013 and the related statements of operations, changes in stockholder ' s equity and cash flows for the years ended June 30, 2014 and 2013, which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

Arvada, Colorado

Cutler & Co LLC

September 24, 2014
Cutler & Co. LLC

12191 W. 64th Avenue, Suite 205B, Arvada, Colorado 80004 • **Phone:** 303.968.3281 • **Fax:** 303.456.7488 • www.cutlercpas.com